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                                                                    EXHIBIT 99.1


                            CONTACT: Sagent Technology, Inc.
                                     Virginia Walker, Chief Financial Officer
                                     (650) 815-3100
                                     Morgen-Walke Associates, Inc.
                                     Todd Friedman, Kevin Nyland, Jill Fatzinger
                                     (415) 296-7383

FOR IMMEDIATE RELEASE

                   SAGENT TECHNOLOGY EXPANDS EUROPEAN PRESENCE

     Company Establishes Distribution Partnerships in Benelux and Spain and
          Announces Acquisition of United Kingdom Distribution Partner

MOUNTAIN VIEW, CA-JUNE 24, 1999- Sagent Technology, Inc. (Nasdaq: SGNT), a leading provider of Internet intelligence solutions, today detailed a significant expansion of its European operations. The company announced the establishment of distribution partners in Benelux and Spain, and the acquisition of its distribution partner in the United Kingdom.

The formation of Sagent Technology Benelux B.V.i.o. establishes a sales organization that holds exclusive distribution rights for the company's products in Belgium, The Netherlands and Luxembourg. Additionally, Sagent Technology Iberica S.A. now holds exclusive distribution rights for Spain. These partnerships extend Sagent's reach in Europe beyond the existing distribution partnerships with Sagent France and Sagent Germany.

In a move that shows the company's strength in the United Kingdom, Sagent also announced that it has exercised its option to acquire its U.K. distribution partner. Under the terms of the agreement, Sagent acquired all the outstanding stock of Sagent U.K., Ltd. for approximately $2.3 million in cash and stock. The company completed the acquisition June 11, 1999.

Companies seeking to enter international markets traditionally have faced two distribution options: setting up a sales branch or wholly-owned subsidiary versus establishing a relationship with a distributor that represents a number of vendors and products. The exclusive distribution model that Sagent pursued has enabled the company to establish a focused sales effort in each of the countries where it has formed distribution partnerships. This strategy reduces the initial

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financial risk of entering new countries and eliminates the lack of focus normally associated with the traditional distribution models.

"Our distribution partners share our technology and product direction goals and are staffed by highly-experienced Business Intelligence sales professionals," said Ken Gardner, President and CEO of Sagent. "As the number of Internet users continues to grow, Sagent believes that the demand for Web-based information access, analysis and delivery will increase significantly. The international arena represents a tremendous growth opportunity for the company and we will continue to identify new partners to help us achieve our growth objectives."

This press release contains certain forward-looking statements that are based largely on Sagent's current expectations and are subject to a number of risks and uncertainties. Actual results and events could differ significantly from those discussed in the forward-looking statements. A list of factors that could affect actual results can be found in the company's initial public offering prospectus dated April 14, 1999 and the company's Form 10-Q for the quarter ended March 31, 1999.

ABOUT SAGENT TECHNOLOGY

Founded in 1995, Sagent Technology (Nasdaq:SGNT - news) is a leading provider of Web-based enterprise intelligence software and services for competitive enterprises. The company's Sagent Solution is a comprehensive, single-source software platform for acquiring, organizing and distributing information to all levels of business users over the Web and throughout the enterprise.

Sagent has provided competitive enterprise intelligence solutions to such market leaders as JP Morgan, MCI, BellSouth, Jiffy Lube, Barnes&Noble, Siemens, SureCare Health Plans, Cellstar, and Eddie Bauer. The company has several strategic relationships, including Microsoft Corporation (Nasdaq:MSFT - news), Compaq (NYSE:CPQ - news), ADP (NYSE:AUD - news) Advent (Nasdaq:ADVS - news), IBM (NYSE:IBM - news), USinternetworking, and Ralph Kimball associates. Headquartered in Mountain View, Sagent can be reached at www.sagent.com.

Note to Editors: Sagent is a registered trademark of Sagent Technology, Inc. All other trademarks are the property of their respective owners.

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